1615 Poydras Street ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Provides Update
on Main Pass Energy HubTM Offshore LNG Project

NEW ORLEANS, LA, July 24, 2006 - McMoRan Exploration Co. (NYSE: MMR) announced today that it has received correspondence from the U.S. Coast Guard regarding the remaining steps to be completed to obtain a Deepwater Port License for its Main Pass Energy HubTM (MPEHTM) project. This information confirms McMoRan’s expectation that the work completed to date will enable an expeditious processing of our license application.

As previously reported, McMoRan submitted an amendment to its license application with the U.S. Coast Guard (Coast Guard) and the Maritime Administration (MARAD) on May 31, 2006 to obtain approval of its Main Pass Energy HubTM project using Closed Loop technology.

On July 21, 2006, the Coast Guard advised McMoRan that the information provided in the amendment along with information previously provided contain sufficient information to continue processing of the license application to incorporate Closed Loop technology. The Coast Guard also advised that they will prepare an Environmental Assessment (EA) to evaluate the application amendment. The EA will focus on the changes associated with the vaporization technology which was fully evaluated as a reasonable alternative in the Final Environmental Impact Statement published in March 2006.

Following publication of the EA, the Coast Guard will conduct final public hearings in the adjacent coastal states, followed by a 45-day period to allow public comment and response by the Governors in the adjacent coastal states (Louisiana, Mississippi and Alabama). After the 45-day comment period, MARAD has up to 45 days to issue a Record of Decision. A copy of the Coast Guard letter outlining the process is being filed with this press release on Form 8-K with the Securities and Exchange Commission.

McMoRan expects the EA would be published in late September 2006 with a record of decision by the end of 2006.

The MPEH™ terminal would be capable of regasifying LNG at a rate of 1 billion cubic feet of natural gas (Bcf) per day. The use of existing facilities provides significant cost advantages, and the proposed project benefits from its offshore location near established shipping lanes. McMoRan is continuing discussions with potential LNG suppliers as well as gas marketers and consumers in the United States to develop commercial arrangements for the facilities.

McMoRan is also considering investments to develop substantial cavern storage for a pipeline header system that would allow deliveries into U.S. gas markets. Current plans for the MPEH™ include 28 Bcf of initial cavern storage capacity and aggregate peak deliverability from the proposed terminal, including deliveries from storage of up to 2.5 Bcf per day. As previously announced,

McMoRan received approval from the Federal Energy Regulatory Commission to bring gas onshore using its proposed 36-inch pipeline into Coden, Alabama.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEHTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEHTM project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding the potential Main Pass Energy HubTM Project, the expected near-term funding of the related permitting process and the estimated capital costs for developing the project. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these the ability to obtain regulatory approvals and significant project financing for the potential Main Pass Energy HubTM project. Such factors and others are more fully described in more detail in McMoRan’s 2005 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

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